Exhibit 99.1

Press Release	Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY UPDATES FISCAL THIRD QUARTER 2007 OUTLOOK

SCOTTS VALLEY, CA – April 9, 2007 – Seagate Technology (NYSE: STX) today provided an update on its expected results for the fiscal third quarter ended March 30, 2007. Revenue for the fiscal third quarter is now expected to be approximately $2.8 billion, compared to prior guidance of $2.9-3.0 billion, and GAAP and non-GAAP gross margins did not achieve the company’s expectations.

Primary factors impacting revenue and profitability, which became evident toward the end of March, were a lower than expected industry demand for 3.5-inch ATA disc drives and a more aggressive than planned pricing environment for high capacity 3.5-inch ATA disc drives.

The company believes that its market share, both in total and within each market currently served, is virtually unchanged from the previous quarter. Further, Seagate’s inventories on-hand in the distribution channel are under five weeks. Overall, the company’s results continue to be healthy and are reflective of its leadership position in an industry where consumers and applications are using, creating and sharing digital content at an accelerating pace.

Fiscal Third Quarter Financial Results

Seagate Technology will report its fiscal third quarter 2007 financial results on Tuesday, April 17, 2007, after the close of the market. A subsequent conference call for the investment community will take place at 2:30 p.m. Pacific Time.

The conference call can be accessed online at www.seagate.com or by telephone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Conference ID: 3512136

Seagate Technology Updates Fiscal Third Quarter 2007 Outlook - Page 2

Replay

A replay will be available beginning April 17 at 6:30 p.m. Pacific Time through April 24 at 8:59 p.m. Pacific Time. The replay can be accessed through Seagate’s website at http://www.seagate.com/www/en-us/about/investor_relations or by telephone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 3512136

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the company’s expected revenue and gross margin for its fiscal third quarter. These forward-looking statements are based on information available to Seagate as of the date of this press release. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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